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                                                                 EXHIBIT 10.6



[LOGO]


January 12, 2000



Laura Fisher, CPA, JD
6408 Edinburgh Drive
Nashville, TN 37221

REVISED OFFER LETTER #2

Dear Laura:

I am pleased to confirm to you the opportunity to join American Psych Systems
(APS) in the full-time professional position of Vice President and General Counsel. Your salary will be $5,192.31 biweekly (if annualized, $135,000.00 per year). You will be eligible for a bonus in the amount of 20% of your annualized salary. Your bonus will be based on satisfying the company's Annual Plan which will be mutually determined by the senior management team and approved by the Board of Directors. You will currently be eligible for company benefits in accordance with eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year.

You will be granted 35,000 stock options in accordance to the plans rules and regulations upon approval from the Board of Directors to vest over five years. Please find enclosed the Non-Compete and Confidentiality Agreement necessary for your signature and return. Your start date will be February 28, 2000. This offer of employment expires close of business on Friday, January 14, 2000.

A moving relocation allowance will be granted to you in the amount of $15,000. This amount will include but not limited to the following: moving household property, costs associated with the sale of your current property, interim housing, storage of household property, return trips to Tennessee, house hunting trips, and car moving expenses. The allowable relocation amount must be used within your first year of employment. All expenses will be reimbursed to you upon proper submission of expense reports with appropriate attachments.

In the event of termination without cause, you will be eligible for severance payments in accordance to the enclosed Non-Competition and Confidentiality Agreement.


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January 12, 2000
Laura Fisher
Page 2



Employment is contingent on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), reference check, etc. Please note that your employment with American Psych Systems is subject to the terms and conditions outlined in the Application for Employment. Please complete the application previously sent to you and return.

Employment at American Psych Systems is "at-will" which means that either you or the Corporation may terminate the employment relationship at any time for any reason not prohibited by law. This "at-will" relationship may only be changed in the event that an individual written employment agreement exists, and is signed by the President of American Psych Systems.

We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a copy of this letter. If you have any questions, please call me at (301) 571-0633 x3503. You may confidentially fax your acceptance letter to me at (301) 581-9419.

Sincerely,



Maureen Birnbaum
Director of Human Resources



ACCEPTED BY:


/s/ Laura Fisher
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Signature                           Date